Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Annual Report on Form 1-K of American Hospitality Properties REIT, Inc. of our report dated September 9, 2021, relating to the financial statements of American Hospitality Properties REIT, Inc. as of December 31, 2020 and 2019 and for the years then ended.

/s/ Bodden, PC
Bodden, PC

Dallas, Texas

September 9, 2021